As filed with the Securities and Exchange Commission on May 13, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANCIS PHARMACEUTICAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	52-2208264
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification No.)

20425 Seneca Meadows Parkway
Germantown, Maryland 20876
(301) 944-6600
(Address, Including Zip Code, and Telephone Number
Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer
Advancis Pharmaceutical Corporation
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
(301) 944-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:
Howard S. Schwartz, Esq.
Jason C. Harmon, Esq.
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
(410) 580-3000

     Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee

Common Stock, $.01 par value	9,243,092 shares	$4.89	$45,198,720	$5,320

(1)	Includes 2,396,357 shares issuable upon exercise of warrants. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low sales prices as reported on the Nasdaq National Market on May 11, 2005 of $4.99 and $4.78, respectively.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 13, 2005
ADVANCIS PHARMACEUTICAL CORPORATION
9,243,092 Shares of Common Stock

        This prospectus relates to the public offering, from time to time, of up to an aggregate of 9,243,092 shares of common stock, par value $.01 per share, of Advancis Pharmaceutical Corporation, by selling stockholders or their pledgees, transferees or other successors in interest. The 9,243,092 shares of common stock consist of 6,846,735 shares of our common stock currently held by the selling stockholders and 2,396,357 shares of our common stock issuable to the selling stockholders upon the exercise of warrants. We will not receive any of the proceeds from the sale of these shares of common stock.
      Our common stock is traded on the Nasdaq National Market under the symbol “AVNC.” On May 12, 2005 the closing price of one share of our common stock was $4.83.

       Investing in our common stock involves risks. See “Risk Factors” beginning on Page 2.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

SUMMARY
      This summary highlights information about Advancis Pharmaceutical Corporation. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate by reference.
Advancis Pharmaceutical Corporation
      We are a pharmaceutical company focused on developing and commercializing anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. We are developing a broad portfolio of drugs based on our novel biological finding that bacteria exposed to antibiotics in front-loaded, sequential bursts, or pulses, are killed more efficiently than those exposed to standard antibiotic treatment regimens. Based on this finding, we have developed a proprietary, once-a-day pulsatile delivery technology called PULSYStm (PULSYS).
      We have focused initially on developing pulsatile formulations of approved and marketed anti-infective drugs that no longer have patent protection or that have patents expiring in the next three years. Our lead PULSYS product candidates, based on the antibiotic amoxicillin, are currently under evaluation in two separate Phase III clinical trials and we have an additional four pulsatile product candidates in preclinical development. Preclinical product candidates will be prioritized and advanced into clinical trials based on their commercial opportunity and our level of financial and personnel resources. We continue to explore pulsatile formulations for a range of other antibiotics.
      We were incorporated in Delaware in December 1999 and commenced operations in January 2000. Our principal executive offices are located at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. Our telephone number is (301) 944-6600. Our website is www.advancispharm.com. Information contained on our website is not part of, and is not incorporated into, this prospectus. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing.
      Advancis, Advancis Pharmaceutical Corp., the Advancis logo, PULSYS, Keflex and the Keflex logo are trademarks and trade names of Advancis Pharmaceutical Corporation. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.
Recent Development
      On April 29, 2005, we closed the private placement of the common stock included in this prospectus. Following completion of the offering, we were advised by The Nasdaq Stock Market that the offering was completed at a price determined by Nasdaq to be less than market value. Nasdaq determined that the market value of the transaction was $4.03375 per share. As a result, Nasdaq determined that the offering required stockholder approval because it represented 20 percent or more of our total outstanding shares and included an affiliate of two of our directors. In response to this notice of deficiency by Nasdaq, we intend to seek stockholder approval for the offering. A special meeting of stockholders will be held as soon as practicable. We believe that stockholder approval is assured because the holders of a majority of shares of our common stock have agreed to vote in favor of the transaction. Based on conversations with representatives of Nasdaq, we believe that the proposed stockholder approval will resolve the deficiency.

RISK FACTORS
      You should consider carefully each of the following risks and all of the other information in this prospectus and the documents we incorporate by reference before investing in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.
Risks Related to Our Business

We expect to incur losses for the foreseeable future and may never become profitable.
      From the date we began operations in January 2000 through March 31, 2005, we have incurred operating losses of approximately $88.9 million, including operating losses of approximately $11.5 million for the three months ended March 31, 2005, $34.7 million for the fiscal year ended December 31, 2004, $19.4 million for the fiscal year ended December 31, 2003, and $14.2 million for the fiscal year ended December 31, 2002. Our losses to date have resulted principally from research and development costs related to the development of our product candidates, the purchase of equipment and establishment of our facilities and general and administrative costs related to our operations.
      We expect to incur substantial losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, and regulatory compliance activities.
      Our chances for achieving profitability will depend on numerous factors, including success in:

•	developing and testing product candidates;

•	achieving milestones under our collaboration agreements;

•	receiving regulatory approvals;

•	developing proprietary antibiotic products;

•	developing proprietary antibiotic products;

•	commercializing our product; and

•	establishing our competitive position.
      Many of these factors will depend on circumstances beyond our control. We cannot assure you that we will ever become profitable.

Substantially all of our product candidates are based on a finding that could ultimately prove to be incorrect, or could have limited applicability.
      Substantially all of our product candidates are based on our finding that bacteria exposed to antibiotics in front-loaded, rapid sequential bursts are eliminated more efficiently and effectively than those exposed to presently available treatment regimens. Ultimately, our finding may be incorrect, in which case our pulsatile drugs would not differ substantially from competing drugs and may be inferior to them. If these products are substantially identical or inferior to products already available, the market for our pulsatile drugs will be reduced or eliminated.
      Even if pulsatile dosing is more effective than traditional dosing, we may be unable to apply this finding successfully to a substantial number of products in the anti-infective market. Our preliminary studies indicate that pulsatile dosing may not provide superior performance for all types of antibiotics. Additionally, we have not conducted any studies with anti-viral or anti-fungal medications. If we cannot apply our technology to a wide variety of antibiotics or other anti-infectives, our potential market will be substantially reduced.

Our delivery technology may not be effective, which would prevent us from commercializing products that are more effective than those of our competitors.
      Even if we are correct that pulsatile dosing is more effective than traditional dosing of antibiotics, our delivery technology must be effective in humans such that the pulsatile administration of drugs are at levels that prove effective in curing infections. If our PULSYS delivery technology is not effective in delivering rapid bursts of antibiotics, or is unable to do so at an appropriate concentration and we are not able to create an alternative delivery method for pulsatile dosing that proves to be effective, we will be unable to capitalize on any advantage of our discovery. Should this occur, our pulsatile product candidates may not be more effective than those of our competitors, which may decrease or eliminate market acceptance of our products.

If a competitor produces and commercializes an antibiotic that is superior to our pulsatile antibiotics, the market for our potential products would be reduced or eliminated.
      We have devoted a substantial amount of our research efforts and capital to the development of pulsatile antibiotics. Competitors are developing or have developed new drugs that may compete with our pulsatile antibiotics. For example, sanofi-aventis recently launched Ketek, a drug that belongs to a new class of antibiotics known as ketolides. This antibiotic may compete against our pulsatile antibiotics in the treatment of upper respiratory tract infections. A number of pharmaceutical companies are also developing new classes of compounds, such as oxazolidinones, that may also compete against our pulsatile antibiotics. In addition, other companies are developing technologies to enhance the efficacy of antibiotics by adding new chemical entities that inhibit bacterial metabolic function. If a competitor produces and commercializes an antibiotic or method of delivery of antibiotics that provides superior safety, effectiveness or other significant advantages over our pulsatile antibiotics, the value of our pulsatile drugs would be substantially reduced. As a result, we would need to conduct substantial new research and development activities to establish new product targets, which would be costly and time consuming. In the event we are unable to establish new product targets, we will be unable to generate sources of revenue.

We have not commissioned an extensive third party patent infringement, invalidity and enforceability investigation on pulsatile dosing and we are aware of one issued patent covering pulsatile delivery.
      Our patents, prior art and infringement investigations were primarily conducted by our senior management and other employees. Although our patent counsel has consulted with management in connection with management’s intellectual property investigations, our patent counsel has not undertaken an extensive independent analysis to determine whether our pulsatile technology infringes upon any issued patents or whether our issued patents or patent applications covering pulsatile dosing could be invalidated or rendered unenforceable for any reason. We are aware of one issued patent owned by a third party that covers certain aspects of delivering drugs by use of two delayed release pulses. The patent covers a drug delivery system employing two delayed release pulses using two polymers. The claims made by this patent could be argued to cover certain aspects of our technology. However, we believe that we will be able to manufacture and market formulations of our pulsatile products without infringing any valid claims under this patent. Any reformulation of our products, if required, could be costly and time-consuming and may not be possible. We cannot assure you that a claim will not be asserted by such patent holder or any other holder of an issued patent that any of our products infringe their patent or that our patents are invalid or unenforceable. We may be exposed to future litigation by third parties based on claims that our products or activities infringe the intellectual property rights of others. We cannot assure you that, in the event of litigation, any claims would be resolved in our favor. Any litigation or claims against us, whether or not valid, may result in substantial costs, could place a significant strain on our financial resources, divert the attention of management and harm our reputation. In addition, intellectual property litigation or claims could result in substantial damages and force us to do one or more of the following:

•	cease selling, incorporating or using any of our products that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

•	redesign our products, which would be costly and time-consuming and may not be possible.

We have not sought patent protection for certain aspects of our technology.
      We have not filed for patent protection with respect to specific formulations, materials (including inactive ingredients) or manufacturing process approaches that are incorporated in our individual pulsatile antibiotic products, and we may not seek such patent coverage in the future. In producing our pulsatile antibiotics, we expect to use general formulation techniques used in the industry that would be modified by us and which would, therefore, include know-how and trade secrets that we have developed. We cannot be certain that a patent would issue to cover such intellectual property and currently, we would prefer to keep such techniques and know-how as our trade secrets. In the event a competitor is able to develop technology substantially similar to ours and patent that approach, we may be blocked from using certain of our formulations or manufacturing process approaches, which could limit our ability to develop and commercialize products.

If we are unable to develop and successfully commercialize our product candidates, we may never achieve profitability.
      We have not commercialized any pulsatile products or recognized any revenue from PULSYS product sales. With the exception of our Amoxicillin PULSYS product, all of our pulsatile drugs are in early stages of development with a total of only four pulsatile product candidates having been tested in Phase I/ II clinical trials to date. Our Amoxicillin PULSYS products are currently in Phase III clinical trials, however, we must successfully complete these Phase III clinical trials and obtain regulatory approval for our pulsatile products before we are able to commercialize pulsatile products and generate revenue from their sales. We expect that we must conduct significant additional research and development activities on our other pulsatile products successfully completing preclinical, Phase I, Phase I/ II or Phase II, and Phase III clinical trials before we will be able to receive final regulatory approval to commercialize these pulsatile products. Even if we succeed in developing and commercializing one or more of our pulsatile drugs, we may never generate sufficient or sustainable revenue to enable us to be profitable.

If we do not successfully attract and retain collaborative partners, or our partners do not satisfy their obligations, we will be unable to develop our partnered product candidates.
      For certain product candidates, we intend to enter into collaborative arrangements with third parties. These collaborations may be necessary in order for us to:

•	fund our research and development activities;

•	fund manufacturing by third parties;

•	seek and obtain regulatory approvals; and

•	successfully commercialize our product candidates.
      Currently, we have a collaborative agreement with Par Pharmaceutical for our Amoxicillin PULSYS products. If Par Pharmaceutical fails to fulfill its obligations under our agreement, we may encounter delays in the commercialization of our product. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of Par Pharmaceutical. We could also become involved in disputes with Par Pharmaceutical, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. If Par Pharmaceutical either terminates or breaches our agreement, or otherwise fails to complete its obligations in a timely manner, our chances of successfully developing or commercializing our amoxicillin product candidates would be materially and adversely affected.

      In addition, the growth of our business and development of additional product candidates may require that we seek additional collaborative partners. We cannot assure you that we will be able to enter into other collaborative agreements with partners on terms favorable to us, or at all, and any future agreement may expose us to similar risks that we face under our existing agreements with Par Pharmaceutical. Our inability to enter into additional collaborative arrangements with other partners, or our failure to maintain such arrangements, would limit the number of product candidates which we could develop and ultimately, decrease our sources of any future revenues.

If we cannot enter into new licensing arrangements or otherwise gain access to products, our ability to develop a diverse product portfolio could be limited.
      A component of our business strategy is in licensing or acquiring drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories that may be marketed and developed or improved upon using our novel technologies. Competition for promising compounds can be intense and currently we have not entered into any arrangement to license or acquire any drugs from other companies. If we are not able to identify licensing or acquisition opportunities or enter into arrangements on acceptable terms, we will be unable to develop a diverse portfolio of products. Any product candidate that we acquire will require additional research and development efforts prior to commercial sale, including extensive preclinical and/or clinical testing and approval by the FDA and corresponding foreign regulatory authorities. All product candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be safe, non-toxic and effective or approved by regulatory authorities. In addition, we cannot assure you that any approved products that we develop or acquire will be: manufactured or produced economically; successfully commercialized; widely accepted in the marketplace or that we will be able to recover our significant expenditures in connection with the development or acquisition of such products. In addition, proposing, negotiating and implementing an economically viable acquisition is a lengthy and complex process. Other companies, including those with substantially greater financial, sales and marketing resources, may compete with us for the acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all. In addition, if we acquire product candidates from third parties, we will be dependent on third parties to supply such products to us for sale. We could be materially adversely affected by the failure or inability of such suppliers to meet performance, reliability and quality standards.

Our executive officers and other key personnel are critical to our business and our future success depends on our ability to retain them.
      We are highly dependent on the principal members of our scientific and management teams, including Edward M. Rudnic, our chairman, president and chief executive officer, Steven A. Shallcross, our senior vice president and chief financial officer, Kevin S. Sly, our senior vice president and chief business officer, and Barry Hafkin, our senior vice president of research and development and chief scientific officer. In order to pursue our product development, marketing and commercialization plans, we will need to hire additional personnel with experience in clinical testing, government regulation, manufacturing, marketing and business development. We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. We are not aware of any present intention of any of our key personnel to leave our company or to retire. However, although we have employment agreements with our executive officers, these employees may terminate their services upon 90 days’ advance notice. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations. Although we maintain key man life insurance on Dr. Rudnic, such insurance may not be sufficient to cover the costs of the loss of his services and the expense of recruiting and hiring a new president and chief executive officer.

Our ability to complete clinical trials and ultimately, commercialize products will be delayed if we are unable to obtain sufficient APIs or finished products from certain suppliers.
      We obtain active pharmaceutical ingredients (APIs) and finished products from certain specialized manufacturers for use in clinical studies that we intend to conduct without assistance from collaborative partners. Although the antibiotics and finished products we use in our clinical studies may be obtained from several suppliers, our applications for regulatory approval may authorize only one supplier as our source. In the event an authorized supplier in an application for regulatory approval loses its regulatory status as an acceptable source or otherwise becomes unable or unwilling to supply the API or finished products to us at a commercially reasonable price, we would need to locate another source. A change to a supplier not previously approved in our application for regulatory approval or an alteration in the procedures or product provided to us by an approved supplier may require formal approval by the U.S. Food and Drug Administration (FDA) before we could use the API in the production of commercial supplies for our products or use the finished product for commercialization. These factors could result in delays in conducting or completing our clinical trials and delay our ability to commercialize products.

Clinical trials for our product candidates may be delayed due to our dependence on third parties for the conduct of such trials.
      We have limited experience in conducting and managing clinical trials. We rely, and will continue to rely, on third parties, including clinical research organizations and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completion of, or the failure to complete, these trials if they fail to perform their obligations under our agreements.

If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.
      We must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans before we can obtain regulatory approvals for their commercial sale. In addition, we will also need to demonstrate through clinical trials any claims we may wish to make that our product candidates are comparable or superior to existing products. For drug products such as our amoxicillin/macrolide and cephalosporin/macrolide combination product candidates, which are expected to contain active ingredients in fixed combinations that have not been previously approved by the FDA, clinical studies may also need to be conducted in order to establish the contribution of each active component to the effectiveness of the combination in an appropriately identified patient population.
      Conducting clinical trials is a lengthy, time-consuming and expensive process. Currently, we have two Amoxicillin PULSYS products in Phase III clinical trials. We expect to have results from the adolescent and adult trial in June 2005 and results from the pediatric trial in July 2005. For our other products we have not completed preclinical studies and initial clinical trials (Phase I, Phase I/ II or Phase II) to extrapolate proper dosage for Phase III clinical efficacy trials in humans. In the event we incorrectly identify a dosage as appropriate for human clinical trials, any results we receive from such trials may not properly reflect the optimal efficacy or safety of our products and may not support approval in the absence of additional clinical trials using a different dosage.
      The commencement and rate of completion of clinical trials for our products may be delayed by many factors, including:

•	lack of efficacy during the clinical trials;

•	unforeseen safety issues;

•	slower than expected rate of patient recruitment; or

•	government or regulatory delays.

      The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. Although a new product may show promising results in preclinical and initial clinical trials, it may subsequently prove unfeasible or impossible to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical studies are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including results that do not support our claims, perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development. Our business, financial condition and results of operations may be materially adversely affected by any delays in, or termination of, our clinical trials or a determination by the FDA that the results of our trials are inadequate to justify regulatory approval.

We will need additional capital in the future. If additional capital is not available, we may be forced to delay or curtail the development of our product candidates.
      We anticipate that our existing capital resources, expected products sales, and payments under our existing collaborative agreement will enable us to maintain our current operations for at least the next 12 months. We anticipate that we have sufficient capital to fund our operations well into 2006 but expect to seek additional funds later in 2005 or 2006. Our requirements for additional capital may be substantial and will depend on many other factors, including:

•	payments received under present or future collaborative partner agreements;

•	continued progress of research and development of our pulsatile drugs;

•	our ability to acquire or license drugs from others for use with PULSYS;

•	costs associated with protecting our intellectual property rights;

•	costs associated with protecting our intellectual property rights;

•	development of sales and marketing capabilities; and

•	market acceptance of our products.
      We have no significant committed sources of additional capital. To the extent our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our product candidates. We cannot assure you that funds will be available on favorable terms, if at all. To the extent we raise additional capital through the sale of securities, the issuance of those securities could result in dilution to our stockholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to curtail significantly our development and commercialization activities.

We could be forced to pay substantial damage awards if product liability claims that may be brought against us are successful.
      The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials, which we believe is adequate to cover our present activities. However, such insurance may not be adequate to cover any claims made against us. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses.

If our PULSYS products are not accepted by the market, our revenues and profitability will suffer.
      Even if we obtain regulatory approval to market our PULSYS products, our products may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety;

•	cost-effectiveness;

•	potential advantages over alternative therapies;

•	reimbursement policies of government and third-party payors; and

•	effectiveness of our marketing and distribution capabilities and the effectiveness of such capabilities of our collaborative partners.
      Our product candidates, if successfully developed, will compete with a number of products manufactured and marketed by major pharmaceutical companies, biotechnology companies and manufacturers of generic drugs. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and use any product candidates that we or our collaborative partners develop. To the extent current antibiotics already successfully treat certain infections, physicians may not be inclined to prescribe our pulsatile drugs for the same indications. If our products do not achieve significant market acceptance, we will not be able to generate significant revenues or become profitable.

Because we depend on a single manufacturer for Keflex, we may be unable to obtain sufficient quantities of these products at commercially acceptable rates.
      We currently obtain our Keflex product from Eli Lilly under an agreement that will expire in December 2005. Before this agreement expires, we intend to transition the manufacturing of our Keflex product to Ceph International Corporation, a wholly-owned subsidiary of MOVA Pharmaceutical Corporation. Although we believe that the API and finished products for Keflex may be obtained from several suppliers, our applications for regulatory approval currently authorize only Eli Lilly as our source. We must revise our application to permit Ceph International to manufacture our Keflex products or rely on Ceph International’s existing regulatory approvals. In the event that Lilly or Ceph is unable to supply the products to us at a commercially reasonable price or breaches its agreement with us, or if Lilly or Ceph loses its regulatory status as an acceptable source, we would need to locate another source. A change to a supplier not previously approved or an alteration in the procedures or product provided to us by an approved supplier may require formal approval by the FDA before the product could be sold. These factors could limit our ability to sell Keflex and would materially adversely affect our revenues.

We rely upon a limited number of pharmaceutical wholesalers and distributors, which could impact our ability to sell our Keflex product.
      We rely largely upon specialty pharmaceutical distributors and wholesalers to deliver Keflex to end users, including physicians, hospitals, and pharmacies. There can be no assurance that these distributors and wholesalers will adequately fulfill the market demand for Keflex, nor can there be any guarantee that these service providers will remain solvent. Given the high concentration of sales to certain pharmaceutical distributors and wholesalers, we could experience a significant loss if one of our top customers were to declare bankruptcy or otherwise become unable to pay its obligations to us.

We are subject to therapeutic equivalent substitution, Medicaid reimbursement and price reporting.
      The cost of pharmaceutical products continues to be a subject of investigation and action by governmental agencies, legislative bodies and private organizations in the U.S. and other countries. In the U.S., most states have enacted legislation requiring or permitting a dispensing pharmacist to substitute a generic equivalent to the prescribed drug. Federal legislation requires pharmaceutical manufacturers to pay to state Medicaid agencies prescribed rebates on drugs to enable them to be eligible for reimbursement under Medicaid programs. Federal and state governments continue to pursue efforts to reduce spending in

Medicaid programs, including restrictions on amounts agencies will reimburse for certain products. In addition, some states are seeking rebates in excess of the amounts required by federal law, and there are federal legislative proposals to expand current Medicaid rebates. We also must give discounts or rebates on purchases or reimbursements of Keflex by certain other federal and state agencies and programs. Our ability to earn sufficient returns on Keflex depends, in part, on the availability of reimbursements from third party payers, such as health insurers, governmental health administration authorities and other organizations and the amount of rebates payable under Medicaid programs.

Our ability to conduct clinical trials will be impaired if we fail to qualify our clinical supply manufacturing facility and we are unable to maintain relationships with current clinical supply manufacturers or enter into relationships with new manufacturers.
      We currently rely on several contractors to manufacture product samples for our clinical studies. In the fourth quarter of 2003, we completed construction of a manufacturing facility for production of clinical supplies sufficient for use through our Phase II and, in some cases, Phase III clinical trials. We expect this facility to be qualified and operational in the future. We have no experience qualifying manufacturing facilities and we may not be able to qualify the facility. If we are unsuccessful in qualifying our own manufacturing facility and fail to maintain our relationships with our current clinical supply manufacturers or enter into relationships with new manufacturers, we will be unable to conduct our clinical trials effectively.
      We intend to rely on third parties to manufacture products that we intend to sell through our own commercialization and sales efforts. We believe that there are a variety of manufacturers that we may retain to produce these products. However, once we retain a manufacturing source, if we are unable to maintain our relationship with such manufacturer, qualifying a new manufacturing source will be time consuming and expensive, and may cause delays in the development of our products.

If we fail to establish sales, marketing, and distribution capabilities, or fail to enter into arrangements with third parties, we will not be able to commercialize our products.
      We have limited sales, marketing, and distribution capabilities. In order to commercialize any product candidates that receive final regulatory approval, we must considerably expand our commercial capabilities or make arrangements with third parties to perform these services for us. In order to market any of our product candidates directly, we must considerably expand our commercial infrastructure, including distribution, marketing, and sales personnel. The expansion or contracting of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel and defer our product development efforts. To the extent that we enter into sales and marketing arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we fail to expand sales, marketing and distribution capabilities, or fail to enter into arrangements with third parties, we will experience delays in product sales and incur increased costs.
Risks Related to our Industry

Any inability to protect our intellectual property could harm our competitive position.
      Our success will depend in part on our ability to obtain patents and maintain adequate protection of other intellectual property for our technologies and products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage. Further, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these foreign countries.
      The patent positions of pharmaceutical and biotechnology companies, including our patent positions, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that we cover our proprietary technologies with valid and enforceable patents or we effectively maintain such proprietary technologies as trade secrets. We will apply for patents covering both our technologies and product candidates as we deem appropriate. We may fail to apply for patents on important technologies or products in a timely fashion, or at all, and in any event, the applications we do file may be challenged and may not result in issued patents. Any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, if challenged, our patents may be declared invalid. Even if valid, our patents may fail to provide us with any competitive advantages.
      We rely upon trade secrets protection for our confidential and proprietary information. We have taken measures to protect our proprietary information; however, these measures may not provide adequate protection. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

If we do not compete successfully in the development and commercialization of products and keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.
      The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. While we are not aware of any company using rapid bursts of antibiotics as a treatment method, there are numerous companies actively engaged in the research and development of anti-infectives.
      Our main competitors are:

•	Large pharmaceutical companies, such as Pfizer, GlaxoSmithKline, Wyeth, Bristol-Myers Squibb, Merck, Johnson & Johnson, Roche, Schering-Plough, Novartis, sanofi-aventis, Abbott Laboratories, AstraZeneca, and Bayer, that may develop new drug compounds that render our drugs obsolete or noncompetitive.

•	Smaller pharmaceutical and biotechnology companies and specialty pharmaceutical companies engaged in focused research and development of anti-infective drugs, such as Trimeris, Vertex, Gilead Sciences, Cubist, Vicuron, Basilea, Intermune, King, and others.

•	Drug delivery companies, such as Johnson & Johnson’s Alza division, Biovail and SkyePharma, which may develop a dosing regimen that is more effective than pulsatile dosing.

•	Generic drug companies, such as Teva, Ranbaxy, IVAX, Sandoz and Stada, which produce low-cost versions of antibiotics that may contain the same active pharmaceutical ingredients as our PULSYS product candidates.
      Many of these competitors, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than we do in:

•	developing products;

•	undertaking preclinical testing and human clinical trials;

•	obtaining approvals of products from the FDA and other regulatory agencies; and

•	manufacturing and marketing products.

      Developments by others may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses of products or technology. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than ours.

If we experience delays in obtaining regulatory approvals, or are unable to obtain or maintain regulatory approvals, we may be unable to commercialize any products.
      Our product candidates are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our PULSYS product candidates has been approved for sale in the U.S. or any foreign market. The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance and may involve ongoing requirements for post-marketing studies. The actual time required for satisfaction of FDA pre-market approval requirements may vary substantially based upon the type, complexity and novelty of the product or the medical condition it is intended to treat. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon a manufacturer’s activities. Delays in obtaining regulatory approvals may:

•	adversely affect the commercialization of any drugs that we or our collaborative partners develop;

•	impose costly procedures on us or our collaborative partners;

•	diminish any competitive advantages that we or our collaborative partners may attain; and

•	adversely affect our receipt of revenues or royalties.
      Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.
      Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may encounter difficulties including:

•	delays in clinical trials or commercialization;

•	product recalls or seizures;

•	suspension of production and/or distribution;

•	withdrawals of previously approved marketing applications; and

•	fines, civil penalties and criminal prosecutions.
      We may rely on future collaborative partners to file investigational new drug applications and generally direct the regulatory approval process for many of our products. These collaborative partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, we or our collaborative partners will experience delays in, or be precluded from, marketing products developed through our research.
      We and our contract manufacturers also are required to comply with applicable FDA good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We or our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, we could be subject to fines or other sanctions, or be precluded from marketing our products.

The manufacture and storage of pharmaceutical and chemical products is subject to environmental regulation and risk.
      Because of the chemical ingredients of pharmaceutical products and the nature of their manufacturing process, the pharmaceutical industry is subject to extensive environmental regulation and the risk of incurring liability for damages or the costs of remedying environmental problems. We use a number of chemicals and drug substances that can be toxic to humans. These chemicals include acids, solvents and other reagents used in the normal course of our chemical and pharmaceutical analysis, and other materials, such as polymers, inactive ingredients and drug substances, used in the research, development and manufacture of drug products. If we fail to comply with environmental regulations to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the conditions attached to our operating licenses, the licenses could be revoked and we could be subject to criminal sanctions and/or substantial liability or could be required to suspend or modify our operations.
      Environmental laws and regulations can require us to undertake or pay for investigation, clean-up and monitoring of environmental contamination identified at properties that we currently own or operate or that we formerly owned or operated. Further, they can require us to undertake or pay for such actions at offsite locations where we may have sent hazardous substances for disposal. These obligations are often imposed without regard to fault. In the event we are found to have violated environmental laws or regulations, our reputation will be harmed and we may incur substantial monetary liabilities. We currently have insurance coverage that we believe is adequate to cover our present activities. However, this insurance may not be available or adequate to cover any losses arising from contamination or injury resulting from our use of hazardous substances.

Market acceptance of our products will be limited if users of our products are unable to obtain adequate reimbursement from third-party payors.
      The commercial success of our product candidates will depend in part on the availability of reimbursement from third-party payors, including government health administrators, managed care providers and private health insurers. Even if we succeed in bringing any of our proposed products to market, we cannot assure you that third-party payors will consider our products cost-effective or provide reimbursement in whole or in part for their use.
      Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may conclude that our products are less safe, effective or cost-effective than existing products. Therefore, third-party payors may not approve our products for reimbursement.
      If third-party payors do not approve our products for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payors make reimbursement available, reimbursement levels may not be sufficient for us to realize an appropriate return on our investment in product development.
      Moreover, the trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our products. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agencies adopt these proposals, they could materially adversely affect our business, financial condition and results of operations.

Other Risks

Entities affiliated with HealthCare Ventures have substantial control over our business and the interests of the HealthCare Ventures partnerships may not be consistent with the interests of our other stockholders.
      Entities affiliated with HealthCare Ventures currently beneficially own an aggregate of 36.9% of our outstanding common stock. James H. Cavanaugh and Harold R. Werner, members of our board of directors, are general partners of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Ventures VII, L.P., respectively. Accordingly, the HealthCare Ventures partnerships are able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, as well as over the day-to-day management of our business. The HealthCare Ventures partnerships may direct our affairs in a manner that is not consistent with the interests of our other stockholders. In addition, this concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.

Future sales of our common stock, or the perception that these sales may occur, could depress our stock price.
      Sales of substantial amounts of our common stock in the public market, or the perception in the public markets that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Selling of a large number of shares by any of our existing stockholders or management stockholders could cause the price of our common stock to decline. Furthermore, if we file a registration statement to offer additional shares of our common stock and have to include shares held by those holders, it could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

Our certificate of incorporation and provisions of Delaware law could discourage a takeover you may consider favorable or could cause current management to become entrenched and difficult to replace.
      Provisions in our certificate of incorporation and Delaware law may have the effect of delaying or preventing a merger or acquisition of us, or making a merger or acquisition less desirable to a potential acquirer, even when the stockholders may consider the acquisition or merger favorable. Under the terms of our certificate of incorporation, we are authorized to issue 25 million shares of “blank check” preferred stock, and to determine the price, privileges, and other terms of these shares. The issuance of any preferred stock with superior rights to our common stock could reduce the value of our common stock. In particular, specific rights we may grant to future holders of preferred stock could be used to restrict an ability to merge with or sell our assets to a third party, preserving control by present owners and management and preventing you from realizing a premium on your shares.
      In addition, we are subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. These provisions could affect our stock price adversely.

The price of our common stock has been and will likely continue to be volatile.
      Prior to October 2003, there was no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The initial public offering price of our common stock was $10.00 per share. Since our initial public offering, the price of our common stock has been as high as $10.30 and as low as $2.50 per share. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.
USE OF PROCEEDS
      We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock. We will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. We have, however, agreed with the selling stockholders to pay the reasonable fees and expenses of their counsel. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      Of the shares being offered, 2,396,357 shares have not yet been issued by us and are issuable upon the exercise by the selling stockholders of currently outstanding warrants. If the selling stockholders exercise their warrants for cash, we will receive an aggregate of $11.5 million. We will use the warrant exercise funds for general corporate purposes.
SELLING STOCKHOLDERS
      The selling stockholders acquired the shares of common stock being offered pursuant to this prospectus in April 2005. See “Summary — Recent Developments.” This transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The shares in this transaction were offered and sold only to “accredited investors,” as defined in Regulation D who represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in the private placement. In addition, we did not offer or sell any of these shares by any form of general solicitation or general advertising. In satisfaction of our obligations under several purchase agreements we entered into with the selling stockholders, this prospectus registers the resale of 6,846,735 shares of our common stock and 2,396,357 shares of our common stock issuable upon the exercise of warrants, all of which were acquired by the selling stockholders in the financing. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which all the shares common stock offered hereby are sold or are eligible to be sold pursuant to Rule 144(k) (or any successor rule thereto) under the Securities Act of 1933, as amended. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
      Except as set forth herein, the selling stockholders have not had any position, office or material relationship with us within the past three years.
      The following table shows information, as of April 29, 2005, with respect to the selling stockholders and the shares of our common stock and shares of our common stock issuable upon the exercise of warrants, all of which they beneficially own, that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholders.
      Because the selling stockholders may sell all, some or none of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. The column showing number of shares owned after the offering assumes that the selling stockholders will sell all of the securities offered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. See “Plan of Distribution.”

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. In calculating the shares beneficially owned by each selling stockholder prior to and after the offering, we have based our calculations on the number of shares of common stock deemed outstanding as of May 11, 2005, which includes 29,694,624 shares of common stock outstanding.
      Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

		Number of
	Number of	Shares of			Beneficial
	Shares of	Common			Ownership
	Common	Stock	Maximum		of Shares
	Stock	Issuable	Number	Number of	After
	Owned	Upon the	of Shares to be	Shares Owned	Completion
	Prior to	Exercise of	Sold Pursuant to	After the	of the
Name of Selling Stockholder	Offering	Warrants(1)	this Prospectus	Offering	Offering

Iroquois Master Fund Ltd.	314,070	109,925	423,995	—	*
Smithfield Fiduciary LLC(2)	251,255	87,939	339,194	—	*
Omega Fund I, L.P.	1,005,025	351,759	1,356,784	—	*
HealthCare Ventures VII, L.P.(3)	10,921,254	615,578	2,374,373	9,162,459	36.9%
Rho Ventures(4)	4,070,351	1,055,276	3,985,176	85,175	13.2%
H&Q Life Science Investors	502,515	175,880	678,395	—	*

Total		2,396,357	9,243,092

*	Represents less than 1% of the total.

(1)	The common stock warrants may be exercised in whole or in part at any time during the period beginning on October 29, 2005 and ending on April 29, 2010.

(2)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glen Dublin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glen Dublin, and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(3)	Shares beneficially owned by HealthCare Ventures VII, L.P. include 3,629,973 shares of our common stock held by HealthCare Ventures V, L.P. and 5,532,486 shares of common stock held by HealthCare Ventures VI, L.P. HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Ventures VII, L.P., respectively. Dr. James H. Cavanaugh, Ph.D. and Mr. Harold R. Werner, both directors since our inception, are general partners of each of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P. Messrs. William Crouse, John W. Littlechild and Augustine Lawlor and Dr. Christopher Mirabelli are also general partners of HealthCare Partners V, L.P. Messrs. William Crouse, John W. Littlechild and Augustine Lawlor and Drs. Christopher Mirabelli and Eric Aguiar are also general partners of HealthCare Partners VI, L.P. Messrs. John W. Littlechild and Augustine Lawlor and Drs. Christopher Mirabelli and Eric Aguiar are also general partners of HealthCare Partners VII, L.P. Each of Messrs. Harold R. Werner, William Crouse, John W. Littlechild and Augustine Lawlor and Drs. James H. Cavanaugh, Ph.D., Christopher Mirabelli and Eric Aguiar have voting and investment power with respect to some or all of these shares but each disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The information in this table with respect to HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P., HealthCare Ventures VII, L.P. and the other entities and persons described in this footnote is based on information contained in a Schedule 13D filed by them with the SEC on May 10, 2005 and as otherwise provided by them.

(4)	Shares beneficially owned by Rho Ventures includes 243,356 shares of common stock, including 85,175 shares of common stock issuable upon the exercise of common stock warrants, beneficially owned Rho Ventures V Affiliates, L.L.C., and 3,741,820 shares of our common stock, including 970,101 shares of our common stock issuable upon the exercise of common stock warrants, beneficially owned by Rho Ventures V, L.P. RMV V, L.L.C. is the general partner of Rho Ventures V, L.P. and the managing member of Rho Ventures V Affiliates, L.L.C. and Rho Capital Partners LLC is the managing member of RMV V, L.L.C. Each of Joshua Ruch, Habib Kairouz and Mark Leschly, in their capacity as managing members of Rho Capital Partners LLC, have voting and investment power with respect to these shares but each disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The information in this table with respect to Rho Ventures V Affiliates, L.L.C. and Rho Ventures V, L.P. is based on information filed by Rho Ventures V Affiliates, L.L.C. and Rho Ventures V, L.P. on a Schedule 13G filed with the SEC on May 9, 2005 and as otherwise provided by them.
PLAN OF DISTRIBUTION
      We are registering the previously issued 6,846,735 shares of our common stock and 2,396,357 shares of our common stock issuable upon the exercise of warrants to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this prospectus. We are registering the common stock to fulfill our obligations under purchase agreements with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.
      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.
      We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.
      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.
      Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
      We are permitted to suspend the use of this prospectus in connection with sales of the shares of our common stock offered under this prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the Securities and Exchange Commission and similar events.

LEGAL MATTERS
      The validity of the shares of common stock offered under this prospectus will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The Exchange Act file number for our SEC filings is 0-30821. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:
Judiciary Plaza
450 Fifth Street, N.W.
Rm. 1024
Washington, D.C. 20549
      You may obtain information on the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of common stock are listed on The Nasdaq National Market under the symbol “AVNC.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.
INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 10, 2005.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 11, 2005.

•	Our Current Report on Form 8-K dated February 2, 2005 and filed on February 2, 2005

•	Our Current Report on Form 8-K dated April 25, 2005 and filed on April 25, 2005.

•	Our Current Report on Form 8-K dated April 26, 2005 and filed on April 27, 2005.

•	Our Current Report on Form 8-K dated May 6, 2005 and filed on May 10, 2005.

•	The description of our common stock which is contained in the Company’s registration statement on Form S-1 (File No. 333-107599), as amended.
      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:

Advancis Pharmaceutical Corporation
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Steven A. Shallcross
(301) 944-6600
      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Advancis Pharmaceutical Corporation. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$5,320
Printing fee	5,000
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Miscellaneous	4,680

Total	$30,000

Item 15.	Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.
      Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.
      We have purchased directors’ and officers’ liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 16.	Exhibits.
      A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on May 13, 2005.

ADVANCIS PHARMACEUTICAL CORPORATION

By:	/s/ Edward M. Rudnic

Edward M. Rudnic
Chairman of the Board, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Edward M. Rudnic, Ph.D. and Steven A. Shallcross, or either of them, as such person’s true and lawful attorney-in-fact and agent with full power and substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, including any registration statements or amendments thereto filed pursuant to Rule 462(b) under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Signatures	Title	Date

/s/ Edward M. Rudnic Edward M. Rudnic, Ph.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 13, 2005

/s/ Steven A. Shallcross Steven A. Shallcross	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2005

/s/ James H. Cavanaugh James H. Cavanaugh, Ph.D.	Director	May 13, 2005

/s/ Elizabeth Czerepak Elizabeth Czerepak	Director	May 13, 2005

R. Gordon Douglas, Jr., M.D.	Director	May 13, 2005

/s/ Richard W. Dugan Richard W. Dugan	Director	May 13, 2005

Signatures	Title	Date

/s/ Wayne T. Hockmeyer Wayne T. Hockmeyer, Ph.D.	Director	May 13, 2005

/s/ Harold R. Werner Harold R. Werner	Director	May 13, 2005

EXHIBIT INDEX

Number	Description

3.1*	Certificate of Incorporation, as amended
3.2*	Amended and Restated Bylaws
4.1*	Specimen stock certificate
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.4	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page hereto)

*	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-107599).